Monetta Trust
Change in Independent Registered Public Accounting Firm

KPMG LLP was previously the principal accountants for Monetta Trust (the "Trust").
The Audit Committee of the Board of Trustees of the Trust accepted the resignation of
KMPG LLP as the Trust's principal accountant, effective December 5, 2013. The Audit
Committee engaged Cohen Fund Audit Services, Ltd. ("Cohen") as the Trust's new
principal accountant on December 5, 2013.

The audit reports of KPMG LLP on the financial statements of Monetta Trust as of and for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2012, and the subsequent interim period through December 5, 2013, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion on the subject matter of the disagreement, or (2) reportable events.

During the fiscal years ended December 31, 2012 and 2011, neither the Trust nor anyone on its behalf consulted Cohen concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) the subject of a disagreement
(as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K) or reportable events (as describe in paragraph (a)(1)(v)(A) through (D) of said Item 304.

A letter from KPMG LLP is attached as Exhibit 77Q1to this Form N-SAR pursuant to
Sub-Item 77K.